UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MORGAN STANLEY

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1585 Broadway New York, NY 10036

March 26, 2009
Dear [      ]:

During the past year, we have moved quickly at Morgan Stanley to adapt our business to the rapidly changing industry landscape.  We are now positioned to realize attractive opportunities created by the market dislocation.

We realized one such tremendous opportunity when we announced the joint venture this past January combining our global wealth management business with Citigroup’s Smith Barney unit, under Morgan Stanley’s operational control, thus advancing our long-term corporate strategy.  The combined entity - to be called Morgan Stanley Smith Barney - will be the clear leader in wealth management with more than 20,000 high-quality financial advisers and $1.4 trillion in client assets.

As a result of this transaction, thousands of employees will be joining our workforce and we need to reevaluate the sufficiency of shares available for grant under the 2007 Equity Incentive Compensation Plan.  In order to continue to grant equity awards through the next year – to Morgan Stanley as well as to joint venture employees – the Board of Directors is asking shareholders to approve an additional 25 million shares for issuance under our 2007 Equity Incentive Compensation Plan at our upcoming 2009 annual shareholders meeting.

As a shareholder myself, I strongly believe that approval of these additional shares is crucial to the Firm’s ongoing success for several reasons:

•	At Morgan Stanley, equity awards help to foster an ownership culture and are a critical tool in driving shareholder value and in recruiting, retaining and motivating top talent.

•
As stated above, the remaining shares under the 2007 Plan are not expected to cover equity awards that might be made through our 2010 annual shareholders meeting, including among the additional Smith Barney employees who will join us as part of our wealth management joint venture.

•	The additional shares requested are intended to cover grants through the next year, at which point we expect to come back to shareholders for approval of additional shares for the following year.

•	If shareholders do not approve the additional shares, we will need to pay a greater percentage of compensation in cash rather than equity. This will put us at a competitive disadvantage and compromise our ability to align employee compensation with our shareholders interests.

We recognize that we are operating in a different environment, and have implemented changes to our compensation programs accordingly. For instance, we substantially reduced senior management bonuses in 2008 (our Co-Presidents and I did not accept any bonus in 2008, nor did I receive any bonus in 2007).  We also were the first major U.S. bank to implement a provision that allows us to clawback certain compensation if an individual engages in certain conduct detrimental to Morgan Stanley.

However, it is critically important that we continue to foster an ownership culture by providing a direct link between employees and shareholders, and that we remain competitive in the market for talent. We need additional shares for grants to our increased workforce to accomplish both of these goals.

Additional information is provided in the attached document.  Please support our efforts by voting FOR amendment of the Plan, as well as by following the Board’s voting recommendations on the other agenda items.

I’m happy to discuss this further if you have any questions.  If you need assistance in voting your shares, please contact our proxy solicitors at (800) 487-4870 or (877) 750-5837.

Thank you for your continued support of our company.

Sincerely,

John J. Mack
Chairman and Chief Executive Officer